EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


May 23, 2002


Dear Sir/Madam:

We have read Paragraphs one, two, three and five of item 4 of the current report on Form 8-K of DIANON, Systems, Inc. for the event which occurred on May 23, 2002 filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP